CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 1, 2004, relating to the financial statements and financial highlights appearing in the August 31, 2004 Annual Report to Shareholders of Vanguard Market Liquidity Fund, Vanguard Municipal Cash Management Fund, and Vanguard Yorktown Liquidity Fund (comprising the Vanguard CMT Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers--Independent Registered Public Accounting Firm" in the Statements of Additional Information.



PricewaterhouseCoopers LLP
Philadelphia, PA

December 2, 2004